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                                                                    EXHIBIT 23.1

                          [ LETTERHEAD OF KPMG LLP ]
                             3100 Two Union Square
                               601 Union Street
                            Seattle, WA 98101-2327



                            CONSENT OF INDEPENDENT
                         CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Heritage Financial Corporation:

We consent to the use of our report dated January 29, 1999, with respect to the consolidated statements of financial condition of Heritage Financial Corporation and subsidiaries as of June 30, 1998 and December 31, 1998, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 1998 and for the six month period ended December 31, 1998, incorporated herein by reference.

/s/ KPMG LLP


Seattle, Washington
September 20, 1999